EXHIBIT 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

December 18, 2002

CAPITOL FEDERAL FINANCIAL ANNOUNCES ELECTION
OF JOHN B. DICUS AS CHIEF EXECUTIVE OFFICER

Topeka, KS -- Capitol Federal Financial (Nasdaq Stock Market: CFFN) today announced that the Board of Directors has elected John B. Dicus as Chief Executive Officer of the Company and Capitol Federal Savings Bank effective January 1, 2003. He will also retain his position as President of both entities. John C. Dicus, currently Chairman and Chief Executive Officer will continue to serve as Chairman of the Board and in an executive capacity with both the Company and the Bank.

"We are extremely pleased to move John into the top leadership role at Capitol Federal Savings," John C. Dicus said. "He has served as President and Chief Operating Officer for six years and was instrumental in the successful conclusion of the Bank's plan of reorganization and stock issuance in 1999. The Company is performing very well and the Board has great confidence in his ability to take the Company to new heights," Dicus added.

John B. Dicus stated, "It is very gratifying that the Board has the confidence that I can build on the solid foundation that has been already established. The honor it has given me to follow in my father's footsteps is truly humbling and challenging. His 43 years of leadership has made Capitol Federal one of the top financial institutions in the country. I look forward to his continued guidance as we make this transition while maintaining Capitol Federal's dedication to the customers, shareholders and communities it serves.

John B. Dicus joined Capitol Federal in 1985 after graduating from the University of Kansas with a business degree and earning an MBA in 1984. He progressed steadily through the years leading to his election as President in 1996. He has represented the Company in the community and currently serves as Chairman of the United Way of Greater Topeka and is involved with several other non-profit organizations. He currently serves as Trustee for both the Kansas University Endowment and the Washburn Endowment Association.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. First chartered in 1893, the Bank has $8.7 billion in assets, has 34 branch locations in Kansas and employs 705 full time equivalents in the operation of its business. Capitol Federal Savings Bank continues to be the leading residential lender in the state of Kansas.

            For further information contact:

            Jim Wempe
            Vice President, Investor Relations
            700 S Kansas Avenue
            Topeka, Kansas 66603
            (785) 270-6055
            jwempe@capfed.com